Exhibit No. 3
Form 10-KSB
Atomic Giant.com, Inc.
File No. 0-26027

                         LEASE AGREEMENT

     Randall Enterprises LLC, of Lehi, Utah, hereinafter referred to as "landlord", hereby leases to DATIGEN.COM, INC. of Orem, Utah, hereinafter referred to as "tenants", the premises situated in Building #8 of the Abby Park Office Condo Buildings, in Utah County, State of Utah, and more particularly described as follows: 887 West Center, Orem, Utah 84058. Said lease is of approximately 1,920 square feet and includes nine parking spaces in the adjoining lot.

1. Said lease shall run for a term of one year, beginning on the first day of November 1999 and continue until the last day of October, 2000.

2. Tenant covenants and agrees to pay the landlord as rental for said premises, the sum of $1365.99 on or before the 1st day of each month. In the event that said rent or any part thereof shall remain unpaid ten days after the same shall become due, landlord shall be entitled to assess a penalty of 3% of the unpaid amount. Further, landlord shall have such additional remedies as are available at law.

3. As additional security to landlord, tenant shall prepay 1/2 of last month's rent. Said payment in the amount of $680.00 shall be paid to landlord on execution of this agreement.

4. Tenant further agrees to deliver up said premises to landlord at the expiration of the lease term in as good an order and condition as when the same were entered upon by tenant, reasonable use and wear thereof and damage by the elements excepted. Tenants shall make no structural changes to the building without the express written consent of the landlord.

5. Responsibility for maintenance shall be as follows: Tenant shall be responsible for interior decoration and janitorial duties. Landlord shall be responsible for the roof, exterior walls, interior walls, structural repair, exterior painting, yard surfacing, plumbing equipment, heating and air conditioning, electrical equipment, light globes and tubes, glass breakage, trash removal and snow removal.

6. Responsibility for utilities, taxes and insurance shall be as follows: Tenant shall be responsible for the power, heat, water, telephone and fire insurance on personal property. Landlord shall be responsible for real property tax, personal property tax, fire insurance on building, glass insurance and any increases in real property tax.

7. Tenant may enter into office sharing arrangements with other companies in order to efficiently use the available space. Landlord consents to said sub-letting of the premises in advance without the necessity of further notice.
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8.  Each party shall be responsible for losses resulting from negligence or misconduct of himself, his employees or invites.

9. In the event of failure to faithfully perform any of the terms or conditions of this agreement, the prevailing party shall be entitled to all costs and reasonable attorney's fees.

10. At the end of this contract, lease may be renewed upon approval by landlord and tenant for an additional 1, 2, or 3 year term at no more than an increase of 2% per year.

11. Tenant understands that parking is at a premium around the leased premises, and agrees that the use of more than nine spaces can be grounds for termination of this agreement. However, in the event that landlord desires to terminate this agreement based upon overuse of parking spaces, tenant shall be entitled to 15 days written notice, and an opportunity to cure the problem.

12. Tenant shall have the right to provide and post its own sign or signs, within the limits of existing law and aesthetic values.

13. Option is available to purchase existing Xerox copier 5328, papers shredder, and two-drawer lateral file upon mutual agreement of said parties.

15. "Tenant" agrees to give 45 days notice of non-renewal of lease to give "landlord" time to release.

DATED this 12th day of October, 1999.


/s/ Scott D. Randall, Randall Enterprises LLC

/s/ Steven Lloyd, DATIGEN.COM, INC.

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